Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-166124) pertaining to the Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan of our report dated June 10, 2016, with respect to the financial statements and supplemental schedule of the Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 10, 2016